Exhibit 99.1

FULTON FINANCIAL
CORPORATION

FOR IMMEDIATE RELEASE
Media Contact: Laura Wakeley (717) 291-2616
Investor Contact: Jason Weber (717) 327-2394

Fulton Financial reports second quarter net income of $59.8 million, or $0.35 per diluted share

(July 16, 2019) - Lancaster, PA - Fulton Financial Corporation (NASDAQ:FULT) (“Fulton” or the “Corporation”) reported net income of $59.8 million, or $0.35 per diluted share, for the second quarter of 2019, and net income of $116.4 million, or $0.68 per diluted share, for the six months ended June 30, 2019.

“Overall, we were pleased with the second quarter results which were driven by strong fee income and continued growth in our consumer business. Our commercial pipeline continues to build, so we are cautiously optimistic about growth in the second half of the year, despite the competitive headwinds,” said E. Philip Wenger, Chairman and CEO. “On the corporate front, our final BSA/AML order was terminated and we consolidated another one of our affiliate banks, which are two important milestones that should help facilitate growth moving forward.”

Net income per diluted share increased 6.1% in comparison to the $0.33 reported for the first quarter of 2019 and increased 75.0% from the $0.20 reported for the second quarter of 2018. The second quarter of 2018 included a credit loss related to a single, large commercial lending relationship (the “Commercial Relationship”) which equated to $0.16 per diluted share.

Net Interest Income and Balance Sheet
Net interest income for the second quarter of 2019 was $164.5 million, a $1.2 million, or 0.8%, increase from the first quarter of 2019. The increase resulted from balance sheet growth and one additional day in the second quarter, partially offset by the impact of a five basis point decrease in net interest margin. The decline in net interest margin resulted from a six basis point increase in the average cost of funds, which outpaced a two basis point increase in the average yield on interest-earning assets.

Total average assets for the second quarter of 2019 were $21.1 billion, an increase of $366.7 million from the first quarter of 2019, with average loans, net of unearned income, increasing $121.7 million, or 0.8%.

Average loans and yields, by type, for the second quarter of 2019 in comparison to the first quarter of 2019 are summarized in the following table:

	Three Months Ended
	June 30, 2019		March 31, 2019		Growth
	Balance	Yield (1)	Balance	Yield (1)	$	%
	(dollars in thousands)
Average Loans, net of unearned income, by type:
Real estate - commercial mortgage	$6,424,213	4.67%	$6,378,145	4.69%	$46,068	0.7%
Commercial - industrial, financial, and agricultural	4,440,860	4.73%	4,462,609	4.66%	(21,749)	(0.5)%
Real estate - residential mortgage	2,366,685	4.09%	2,276,611	4.06%	90,074	4.0%
Real estate - home equity	1,404,141	5.35%	1,433,574	5.33%	(29,433)	(2.1)%
Real estate - construction	943,080	5.29%	930,246	4.83%	12,834	1.4%
Consumer	445,666	4.38%	424,480	4.49%	21,186	5.0%
Leasing	279,619	4.45%	276,949	4.40%	2,670	1.0%
Other	11,812	N/A	11,761	N/A	51	0.4%
Total Average Loans, net of unearned income	$16,316,076	4.69%	$16,194,375	4.65%	$121,701	0.8%

(1) Presented on a fully-taxable equivalent basis using a 21% Federal tax rate and statutory interest expense disallowances.

Total average liabilities increased $330.5 million, or 1.8%, from the first quarter of 2019, with average deposits increasing $99.8 million, or 0.6%, and short-term borrowings increasing $121.5 million, or 14.8%. Average deposits and interest rates, by type, for the second quarter of 2019 in comparison to the first quarter of 2019 are summarized in the following table:

	Three Months Ended
	June 30, 2019		March 31, 2019		Growth
	Balance	Rate	Balance	Rate	$	%
	(dollars in thousands)
Average Deposits, by type:
Noninterest-bearing demand	$4,200,810	—%	$4,222,875	—%	$(22,065)	(0.5)%
Interest-bearing demand	4,186,280	0.78%	4,153,984	0.73%	32,296	0.8%
Savings and money market deposits	4,925,788	0.86%	4,912,856	0.82%	12,932	0.3%
Total average demand and savings	13,312,878	0.56%	13,289,715	0.53%	23,163	0.2%
Brokered deposits	246,154	2.58%	220,115	2.55%	26,039	11.8%
Time deposits	2,816,424	1.74%	2,765,803	1.59%	50,621	1.8%
Total Average Deposits	$16,375,456	0.80%	$16,275,633	0.74%	$99,823	0.6%

Asset Quality
The provision for credit losses for the second quarter of 2019 was $5.0 million, down slightly from $5.1 million for the first quarter of 2019. During the second quarter of 2018, Fulton recorded a $33.1 million provision for credit losses, mainly related to the Commercial Relationship mentioned above.
Non-performing assets were $155.0 million, or 0.73% of total assets, at June 30, 2019, compared to $147.7 million, or 0.70% of total assets, at March 31, 2019 and $134.9 million, or 0.67% of total assets, at June 30, 2018.
Annualized net recoveries for the quarter ended June 30, 2019 were 0.04% of total average loans, compared to net charge-offs of 0.10% and 1.01% for the quarters ended March 31, 2019 and June 30, 2018, respectively. The allowance for credit losses as a percentage of non-performing loans was 120% at June 30, 2019, compared to 123% at March 31, 2019 and 137% at June 30, 2018.

Non-interest Income
Non-interest income in the second quarter of 2019, excluding investment securities gains, was $54.1 million, an increase of $7.5 million, or 16.0%, in comparison to the first quarter of 2019 and an increase of $5.0 million, or 10.3%, compared to the second quarter of 2018. In the second quarter of 2019 in comparison to the first quarter of 2019, increases were realized in all categories, including mortgage banking income, wealth management fees and consumer banking income. Increases in commercial banking income were realized in commercial loan interest rate swap fees, merchant and card income and Small Business Administration income, which is included in other commercial banking income.

Non-interest Expense
Non-interest expense was $144.2 million in the second quarter of 2019, an increase of $6.3 million, or 4.6%, compared to the first quarter of 2019 and an increase of $10.8 million, or 8.1%, compared to the second quarter of 2018. Expenses incurred in the second quarter of 2019 related to charter consolidation activities were $5.1 million, as compared to $1.5 million in the first quarter of 2019, including $2.5 million in outside services expense, $1.6 million in salaries and benefits and approximately $1.0 million in various other expense categories. Increases were also realized in occupancy expense and marketing. These increases were partially offset by a decrease in professional fees.

Income Tax Expense
The effective income tax rate for the second quarter of 2019 was 14.2%, as compared to 15.6% for the first quarter of 2019.

Additional information on Fulton is available on the Internet at www.fult.com.

Safe Harbor Statement
This news release may contain forward-looking statements with respect to the
Corporation’s financial condition, results of operations and business. Do not unduly rely on forward-looking statements. Forward-looking statements can be identified by the use of words such as "may," "should," "will," "could," "estimates," "predicts," "potential," "continue," "anticipates," "believes," "plans," "expects," "future," "intends," “projects,” the negative of these terms and other comparable terminology. These forward looking statements may include projections of, or guidance on, the Corporation’s future financial performance, expected levels of future expenses, anticipated growth strategies, descriptions of new business initiatives and anticipated trends in the Corporation’s business or financial results.
Forward-looking statements are neither historical facts, nor assurance of future performance. Instead, they are based on current beliefs, expectations and assumptions regarding the future of the Corporation’s business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the Corporation’s control, and actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not unduly rely on any of these forward-looking statements. Any forward-looking statement is based only on information currently available and speaks only as of the date when made. The Corporation undertakes no obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
A discussion of certain risks and uncertainties affecting the Corporation, and some of the factors that could cause the Corporation's actual results to differ materially from those described in the forward-looking statements, can be found in the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2018 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, which have been filed with the Securities and Exchange Commission and are available in the Investor Relations section of the Corporation's website (www.fult.com) and on the Securities and Exchange Commission's website (www.sec.gov).

Non-GAAP Financial Measures

The Corporation uses certain non-GAAP financial measures in this earnings release. These non-GAAP financial measures are reconciled to the most comparable GAAP measures in tables at the end of this release.